Exhibit 10.9

AERSALE CORPORATION

SEVERANCE PLAN

SECTION 1. Purpose. The purpose of this Severance Plan (this “Plan”) is to promote the interests of AerSale Corporation (the “Company”) and its stockholders by retaining certain management-level employees through the provision of severance protections to such employees in the event their employment is terminated under the circumstances described in this Plan. The Plan is intended to be, and shall be interpreted and construed as, an unfunded employee welfare benefit plan under Section 3(1) of ERISA and Section 2520.104-24 of the regulations promulgated by the U.S. Department of Labor, maintained primarily for the benefit of a select group of management or highly compensated employees (a “top-hat” plan).

SECTION 2. Definitions. For purposes of this Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(b)	“Annual Base Salary” means, with respect to any Participant, such Participant’s annual rate of base salary or wages in effect immediately prior to such Participant’s Termination Date (excluding any reduction thereto that constitutes Good Reason).

(c)	“Board” means the Board of Directors of the Company (or, if applicable, a committee or subcommittee thereof duly authorized to administer this Plan).

(d)	“Cause” means, with respect to any Participant, the occurrence of any one of the following:

(i)	the Participant is charged with (x) a felony, or (y) a misdemeanor relating to the business of the Company or any of its Affiliates or involving moral turpitude;

(ii)	the Participant’s willful failure to substantially perform his or her duties with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness);

(iii)	the Participant’s engaging in (A) material misconduct or wrongdoing, or illegal conduct in the course of carrying out the Participant’s duties with the Company or any of its Affiliates, or (B) any act of material dishonesty involving the Participant’s employment with the Company or any of its Affiliates (including, without limitation, fraud, misappropriation, or embezzlement);

(iv)	the Participant’s material breach of any written agreement with the Company or any of its Affiliates;

(v)	the Participant’s material violation of the Company’s (or any of its Affiliates’) Code of Conduct or other policies applicable to the Participant (including, without limitation, any policy regarding sexual harassment or discrimination); or

(vi)	the Participant’s failure to reasonably cooperate with an investigation by any governmental authority.

The Company may terminate a Participant’s employment for Cause pursuant to clause (ii), (iii), (iv), (v), or (vi) above only after giving the Participant written notice of the specific circumstances that constitute Cause and, if curable, the Participant fails to cure the circumstances that gave rise to Cause within 30 days following delivery of such notice. All determinations relating to a termination of a Participant’s employment for Cause shall be made by the Company in its sole and good faith discretion.

(e)	“Change in Control” has the meaning set forth in the Company’s 2020 Equity Incentive Plan (or successor thereto), provided that if a Change in Control constitutes a payment event with respect to an amount that provides for a deferral of compensation that is subject to Section 409A, then, to the extent required to avoid the imposition of additional taxes under Section 409A, a Change in Control shall not be deemed to have occurred unless the applicable event constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Treas. Reg. §1.409A-3(i)(5)). Notwithstanding the foregoing, the consummation of any of the transactions contemplated by that certain Agreement and Plan of Merger, by and among Monocle Acquisition Corp., Monocle Merger Sub 1 Inc., Monocle Holdings Inc., Monocle Merger Sub 2 LLC, AerSale Holdings, Inc., and the other parties thereto, dated as of December 8, 2019 (as amended from time to time, the “Merger Agreement”), shall not constitute a Change in Control for purposes of this Plan or any benefits provided hereunder.

(f)	“Change in Control Date” means the date on which a Change in Control occurs.

(g)	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.

(h)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder, as in effect from time to time.

(i)	“Confidential Information” means proprietary, confidential or trade secret information, whether written, oral, or recorded in any medium (including electronic media) that the Company or any of its Affiliates develops, acquires, creates, compiles, discovers, or owns, that has value in or relates to the business of the Company or any of its Affiliates. Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company or any of its Affiliates, or to their technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding their products, services, or markets, customers lists, and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information.

(j)	“Disability” means, with respect to any Participant, that the Participant becomes eligible to receive income replacement benefits under any long-term disability plan covering employees of the Company or any of its Affiliates. If no such disability plan is maintained by the Company, Disability means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. If Participant disputes the Company’s determination of Disability, Participant (or Participant’s designated physician) and the Company (or its designated physician) shall jointly appoint a third party physician to examine Participant and determine whether Disability has occurred with respect to the Participant.

(k)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto, and the regulations promulgated thereunder as in effect from time to time.

(m)	“Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.

(n)	“Executive Officer” means “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

(o)	“Fair Market Value” means, except as otherwise provided in the applicable equity-based award agreement or equity award plan, (i) the closing per-share sales price of the Shares (A) as reported by the NASDAQ Global Select Market for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (ii) in the event there shall be no public market for the Shares on such date, the fair market value per Share as determined in good faith by the Board.

(p)	“Good Reason” means (A) at any time other than during the Protection Period, the occurrence of any of the events or circumstances set forth in clauses (i) through (iv) below, and (B) during the Protection Period, the occurrence of any of the events or circumstances set forth in clauses (i) through (v) below, in either case, with respect to a Participant and without the Participant’s express written consent and other than as a result of the Participant’s Disability:

(i)	the Company’s material breach of a written agreement with a Participant;

(ii)	any material reduction of the Participant’s Base Salary;

(iii)	any change of the Participant’s principal place of employment to a location more than 40 miles from the Participant’s principal place of employment immediately prior to the change, which change increases the Participant’s one-way commute from the Participant’s principal residence;

(iv)	any material adverse change in the Participant’s positions or duties; or

(v)	any reduction in the Participant’s target annual bonus or target long-term incentive opportunity from the target level in effect immediately prior to the Change in Control (if any).

A termination of employment by the Participant for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 30 days following the date that the Participant would reasonably be expected to be aware of the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Plan on which the Participant relied. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason; provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Participant (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, the Participant shall not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the Participant shall be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period (the “Termination Period”). If the Participant does not terminate employment during the Termination Period, or fails to provide a timely Notice of Termination for Good Reason, the Participant shall not be permitted to terminate employment for Good Reason as a result of the applicable circumstance.

(q)	“Payment” means any payment, benefit, or distribution by the Company, any of its Affiliates, or any trust established by the Company or any of its Affiliates, to or for the benefit of a Participant, whether paid, payable, distributed, distributable, or provided pursuant to this Plan or otherwise, including any payment, benefit, or other right that constitutes a “parachute payment” within the meaning of Section 280G.

(r)	“Protection Period” means the period commencing on the Change in Control Date and ending on the first anniversary thereof.

(s)	“Section 280G” means Section 280G of the Code.

(t)	“Section 409A” means Section 409A of the Code.

(u)	“Severance Bonus Value” means (i) with respect to any Participant who has a target annual bonus for the calendar year in which such Participant’s Termination Date occurs, such target annual bonus (excluding any reduction thereto that constitutes Good Reason), or (ii) with respect to any Participant who does not have a target annual bonus for the calendar year in which such Participant’s Termination Date occurs, the average of the regular annual cash bonuses actually paid to such Participant in the three calendar years prior to the calendar year in which such Termination Date occurs or such lesser number of calendar years during which such Participant was employed by the Company or any of its Affiliates; provided that with respect to any such calendar year during which such Participant’s regular annual cash bonus was prorated because such Participant was not employed by the Company or any of its Affiliates for the full calendar year, the regular annual cash bonus paid to such Participant for such calendar year shall be annualized for purposes of determining such Participant’s Severance Bonus Value.

(v)	“Severance Multiple” means, with respect to any Participant, the applicable Severance Multiple set forth on Exhibit A; provided that, for the purpose of this definition, any event or circumstance occurring prior to such Termination Date that would constitute Good Reason shall be disregarded if such event or circumstance would reduce the applicable Severance Multiple.

(w)	“Shares” means shares of common stock of the Company, $0.0001 par value, or any successor securities.

(x)	“Termination Date” means the date on which the termination of a Participant’s employment, in accordance with the terms of this Plan, is effective.

SECTION 3. Eligibility. The participants in this Plan (“Participants”) are those individuals that are employed by the Company or any of its subsidiaries and are designated by the Board from time to time to participate in this Plan as set forth on Exhibit A hereto (as such Exhibit A may from time to time be amended by the Board). The Board may designate any such individuals by name, title, position, function, salary band, any other category deemed appropriate by the Board, or any combination of the foregoing. In addition, as a condition to participation in this Plan, the Board may (but is not required to) require an individual to execute an acknowledgement affirming that the individual understands, and agrees to be bound by, the terms and conditions of this Plan (including, without limitation, Section 7 hereof) in a form provided by the Board.

SECTION 4. Termination of Employment at Any Time Other Than During the Protection Period by the Company Without Cause or by the Participant for Good Reason. Subject to Section 6, if a Participant’s employment is terminated either (x) by the Company or any of its Affiliates without Cause (other than by reason of death or Disability) or (y) by reason of resignation of the Participant with Good Reason, in each case, at any time other than during the Protection Period, then the Participant shall be entitled to the following payments and benefits, subject to Section 9(c):

(a)	Severance Pay. The Company shall pay the Participant an aggregate amount equal to the product of (i) the Participant’s Severance Multiple and (ii) the Participant’s Annual Base Salary (the “Salary Multiple”), payable in equal monthly installments over a number of years (or partial years, if applicable) equal to the Severance Multiple, beginning on the first regular payroll date that is on or following the 61st day following the Participant’s Termination Date.

(b)	Prorated Annual Bonus. The Company shall pay the Participant an amount equal to the product of (i) the annual cash bonus the Participant would have received under the annual incentive plan in which the Participant participates immediately prior to the Participant’s Termination Date with respect to the calendar year in which such Termination Date occurs had he or she been actively employed throughout the entire such calendar year and (ii) a fraction, the numerator of which is the number of days that the Participant was actively employed by the Company in such calendar year, and the denominator of which is 365, in a lump-sum payment on the later of (A) the 61st day following such Termination Date and (B) the date payments under such plan are made with respect to such calendar year to participants who remain actively employed by the Company or any of its Affiliates throughout the remainder of such calendar year (the “Prorated Bonus”).

(c)	Continued Welfare Benefits. Commencing on the Participant’s Termination Date and continuing for the number of years thereafter equal to the Severance Multiple (the “Benefits Continuation Period”), the Company shall provide, or reimburse the Participant for, medical benefits coverage for the Participant and the Participant’s spouse and dependents through the Company’s group medical plans (in each case, as provided in the applicable plan) at least equal to the levels of benefits provided by the Company and its Affiliates to the Participant immediately prior to such Termination Date, subject to the Participant’s timely election under COBRA and such Participant continuing to make all premium payments required under the terms of such plan (which employee cost-sharing may be deducted from the cash payments made under Section 4(a) or (b) above); provided, however that if the Participant becomes reemployed with another employer and is eligible to receive medical and welfare benefits under such employer’s plans, the benefits described herein shall cease (the continued benefits described in this Section 4(c), the “Welfare Benefits Continuation”). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefits Continuation Period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover such Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to such Participant in substantially equal monthly installments over the Benefits Continuation Period (or the remaining portion thereof). The Company may modify the Welfare Benefits Continuation to the extent reasonably necessary to avoid the imposition of any excise taxes for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

(d)	Accrued Rights. The Participant shall be entitled to payments of any accrued but unpaid annual base salary, unreimbursed business expenses incurred in accordance with the Company’s (or its Affiliates’) policies, or other amounts earned or accrued through the Participant’s Termination Date under the Company’s or its Affiliates’ applicable health, welfare, retirement, or other similar fringe benefit programs as required by their terms or by applicable law (the rights to such payments, the “Accrued Rights”). The Accrued Rights shall be payable on their respective scheduled payment dates.

SECTION 5. Termination of Employment During the Protection Period by the Company Without Cause or by the Participant for Good Reason. Subject to Section 6, if a Participant’s employment is terminated either (x) by the Company or any of its Affiliates without Cause (other than by reason of death or Disability) or (y) by reason of resignation of the Participant with Good Reason, in each case, during the Protection Period, then the Participant shall be entitled to the following payments and benefits, subject to Section 9(c):

(a)	Severance Pay. The Company shall pay the Participant (i) the Salary Multiple, and (ii) an amount equal to the product of (A) the Participant’s Severance Multiple and (B) the Participant’s Severance Bonus Value, in each case payable in a lump-sum payment on the first regular payroll date that is on or following the 61st day following such Termination Date.

(b)	Prorated Annual Bonus. The Company shall pay the Participant the Prorated Bonus, payable on the terms set forth in Section 4(b).

(c)	Accelerated Vesting of Equity-based Awards. Each equity-based award held by the Participant, if not yet fully vested as of the Termination Date, shall fully vest as of the Termination Date, with any applicable performance metrics deemed achieved at the “target” level.

(d)	Continued Welfare Benefits. The Participant shall be entitled to the Welfare Benefits Continuation, for the Benefits Continuation Period, as set forth in Section 4(c).

(e)	Accrued Rights. The Participant shall be entitled to the Accrued Rights, payable on the terms set forth in Section 4(d).

SECTION 6. Release of Claims. Notwithstanding any provision of this Plan to the contrary, unless on or prior to the 60th day following a Participant’s Termination Date, (i) the Participant shall have executed and delivered a Separation Agreement and Release in substantially the form attached hereto of Exhibit B (the “Release”) (to be delivered by the Company to such Participant on or as soon as reasonably practicable following such Participant’s Termination Date) and (ii) such Release shall have become effective and irrevocable in accordance with its terms, (A) no payments shall be paid or made available to the Participant under Section 4(a), 4(b), 5(a), or 5(b) and (B) the Company shall be relieved of all obligations to provide or make available any further benefits to the Participant pursuant to Section 4(c), 5(c), and 5(d).

SECTION 7. Restrictive Covenants. As an express condition to participation in this Plan, each Participant acknowledges and agrees that such Participant is bound by the provisions of this Section 7. Notwithstanding any provision of this Plan to the contrary, if a Participant violates any of his or her obligations under this Section 7 (or any similar confidentiality, return of property, non-competition, non-solicitation, non-disparagement, or intellectual property covenant that runs in favor of the Company or any of its Affiliates and by which such Participant is bound, including any provision of the Company’s Employee Confidentiality Agreement executed by the Company and such Participant (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference (collectively, “Similar Covenants”)), then the Company (and its applicable Affiliates) shall be relieved of all obligations to provide or make available any further payments or benefits to the Participant pursuant to this Plan, and the Company may require the Participant to repay or forfeit to the Company (on a pre-tax basis) any such payments or benefits that the Participant was previously provided by the Company or any of its Affiliates. For the avoidance of doubt, each Participant shall remain obligated to comply with any Similar Covenants in addition to the provisions of this Section 7.

(a)	Confidentiality. Each Participant acknowledges that, during the course of the Participant’s employment with the Company and its Affiliates, the Participant will have access to Confidential Information. Each Participant shall, during the term of the Participant’s employment with the Company or any of its Affiliates and at all times thereafter, hold in confidence, and not use or disclose to any Person (except for the benefit of the Company and its Affiliates), without written authorization from the Company, any Confidential Information that the Participant obtains or creates. The foregoing will not prohibit any Participant from disclosing any Confidential Information that such Participant is required to disclose to, or by, any governmental or judicial authority; provided, that in such event, such Participant gives the Company prompt written notice thereof so that the Company or any of its Affiliates may seek an appropriate protective order.

In addition, notwithstanding anything to the contrary in this Plan, nothing herein or in any Similar Covenant shall prohibit a Participant from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures or receiving an award for information provided to any governmental agency or entity, in each case that are protected under the whistleblower provisions of federal law or regulation. No Participant needs the prior authorization of the Company to make any such reports or disclosures or is required to notify the Company that the Participant has made any such reports or disclosures.

(b)	Return of Property. Each Participant agrees that, at the time of his or her termination of employment from the Company or any of its Affiliates for any reason, or upon the Company’s or its Affiliate’s request, such Participant will deliver to the Company (and not keep in his or her possession, recreate, or deliver to any other Person) any and all (i) Confidential Information, (ii) all other property developed by the Participant pursuant to his or her employment with the Company or any of its Affiliates, and (iii) all other property of the Company or any of its Affiliates, including, without limitation, documents, materials, information, keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, laptops, cell phones, smartphones, equipment, manuals, reports, files, books, work product, e-mail messages, or other removable information storage devices, hard drives, and data.

(c)	Assignment of Intellectual Property. Each Participant agrees that he or she shall, without additional compensation, promptly make full written disclosure to the Company, and hold in trust for the sole right and benefit of the Company and its Affiliates, all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which such Participant may (or has previously) solely or jointly conceive, develop, or reduce to practice, or cause to be conceived, developed, or reduced to practice, at any time during the Participant’s employment or engagement by the Company or any of its Affiliates, whether or not during regular working hours, provided they either (i) relate at the time of conception or reduction to practice of the invention to the business of the Company or any of its Affiliates, or actual or demonstrably anticipated research or development of the Company or any of its Affiliates; (ii) result from or relate to any work performed for the Company or any of its Affiliates; or (iii) are developed through the use of equipment, supplies, or facilities of the Company or any of its Affiliates, or any Confidential Information, or in consultations with personnel of the Company or any of its Affiliates (collectively, “Developments”). Each Participant acknowledges that all Developments made by the Participant (solely or jointly with others) within the scope of and during the Participant’s employment or engagement by the Company or any of its Affiliates are “works made for hire” (to the greatest extent permitted by applicable law) for which the Participant is, in part, compensated by his or her salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, such Participant hereby assigns to the Company, or its designee, all of the Participant’s right, title, and interest throughout the world in and to any such Development.

(d)	Intellectual Property Assistance. Each Participant agrees to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company or any of its Affiliates in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company and its Affiliates the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. Each Participant further agrees that his or her obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of such Participant’s employment with the Company or any of its Affiliates until the expiration of the last such intellectual property right to expire in any country of the world; provided, that the Company shall reimburse a Participant for any reasonable expenses incurred in connection with carrying out the foregoing obligation in accordance with the Company’s policies. If the Company is unable to secure a Participant’s signature to apply for or pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then such Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney-in-fact to act for and in the Participant’s behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by the Participant. Each Participant hereby waives and quitclaims to the Company and its Affiliates any and all claims, of any nature whatsoever, that the Participant now or hereafter has for past, present, or future infringement of any and all proprietary rights assigned to the Company or any of its Affiliates.

(e)	Notice of Immunity under the Defend Trade Secrets Act. Notwithstanding anything to the contrary in this Plan or in any Similar Covenants, no Participant will be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If a Participant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, such Participant may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if such Participant (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, except pursuant to court order.

(f)	Non-Competition. No Participant shall, at any time during the Participant’s employment with the Company or any of its Affiliates and for a period of years equal to the Severance Multiple following the termination of such Participant’s employment for any reason (whether or not any payments or benefits are paid or provided in connection with such termination under this Plan), directly or indirectly, (i) engage in, or render services to or assist any person or entity that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity within the Restricted Territory (A) relating to the sale, lease and exchange of used aircraft, engines and components, the maintenance, repair, overhaul and provision of engineering services for commercial aircraft and components, or the provision of complete lifecycle asset management services to owners of aircraft and engine portfolios, (B) that otherwise competes with the business of the Company or any of its subsidiaries, or (C) that the Company or any of its subsidiaries has taken active steps to engage in or acquire (a “Competitive Business”), or (ii) own, finance or invest in any Competitive Business (except as the passive holder of less than five percent (5%) of the outstanding shares of capital stock of any public corporation), whether as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity. As used in this Section 7(f), “Restricted Territory” means the United States, Singapore, Ireland, the United Kingdom and any other city, county, state, territory and country in which the Company or any of its subsidiaries is engaged in or has plans to engage in a Competitive Business as of the termination of such Participant’s employment or engagement with the Company or any of its Affiliates.

(g)	Non-Solicitation. No Participant shall, at any time during the Participant’s employment with the Company or any of its Affiliates and for a period of two years following the termination of such Participant’s employment for any reason (whether or not any payments or benefits are paid or provided in connection with such termination under this Plan), directly or indirectly (i) solicit (or attempt to solicit) the employment or services of, or hire, any person who, upon the termination of the Participant’s employment, or within twelve (12) months prior thereto, is or was employed by the Company or any of its Affiliates, or (ii) encourage, solicit, or induce (or attempt to encourage, solicit, or induce) any current or prospective client, customer, supplier, consultant, or other business relation of the Company or any of its Affiliates to cease doing business with, or reduce the amount of business conducted with, the Company or any of its Affiliates or interfere in any way with any business relationship between the Company or any of its Affiliates and any of the foregoing.

(h)	Non-Disparagement. No Participant shall, during his or her employment with the Company or any of its Affiliates or at any time thereafter, directly or indirectly, make any disparaging or defamatory comments regarding the Company or any of its Affiliates or their respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of the Participant’s relationship with the Company or any of its Affiliates or any conduct or events which precipitates any termination of a Participant’s employment from the Company or any of its Affiliates. Subject to Section 7(a), the foregoing shall not apply to truthful disclosures required by applicable law, regulation, or order of a court or governmental agency.

(i)	Cooperation. Each Participant agrees that, following any termination of his or her employment with the Company or any of its Affiliates, such Participant will continue to provide reasonable cooperation to the Company and its Affiliates and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Participant’s employment in which the Participant was involved or of which the Participant has knowledge. The Company shall reimburse a Participant for any reasonable out-of-pocket costs incurred at the request of the Company with respect to such Participant’s compliance with this paragraph. Each Participant also agrees that, in the event the Participant is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to the Participant’s employment with the Company or any of its Affiliates, the Participant will (subject to applicable law) give prompt notice of such request to the Company and will make no disclosure until the Company or one of its Affiliates has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

(j)	Enforcement. Each of the covenants in this Section 7 shall be independent of the others and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company or any of its Affiliates at law or in equity. Without limitation of the second sentence of this Section 7, (i) if any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, each Participant agrees that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable, and (ii) each Participant expressly acknowledges that any breach or threatened breach of any of the terms or conditions set forth in this Section 7 may result in substantial, continuing, and irreparable injury to the Company and its Affiliates, and therefore, in addition to any other remedies that may be available under this Plan, the Company or any of its Affiliates shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction (without posting a bond) in the event of any breach or threatened breach of this Section 7 without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Any period of restriction described in this Section 7 shall be tolled during any period of violation of any of the covenants in this Section 7 and during any other period required for litigation during which the Company or any of its Affiliates seeks to enforce such covenants against a Participant if it is ultimately determined that the Participant was in breach of such covenants.

(k)	Notice to New Employers. Each Participant agrees to provide any employer by whom such Participant is employed, or any other Person who engages a Participant as a service provider (in each case, other than the Company or any of its Affiliates) with written notice of the existence and nature of the covenants contained in this Section 7, along with a copy of such covenants.

(l)	Covenants Not Exclusive. For the avoidance of doubt, the covenants in this Section 7 are in addition to, and not in lieu of, and do not amend, modify, or supersede, any Similar Covenants.

SECTION 8. Other Termination. If a Participant’s employment is terminated in any circumstance not described in Section 4 or 5 (including as a result of death, Disability, or retirement), the Participant shall not be entitled to any compensation or benefits from the Company under this Plan.

SECTION 9. Tax Matters.

(a)	Withholding. The Company (or an applicable Affiliate) shall have the right to deduct and withhold from any amounts payable under this Plan such federal, state, local, foreign, or other taxes or amounts as are required to be withheld pursuant to any applicable law or regulation.

(b)	Effect of Sections 280G and 4999 of the Code. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any Payment to or in respect of a Participant would be subject to the Excise Tax, then the Payments shall be reduced (but not below zero) to the extent necessary so that no portion of the Payments is subject to the Excise Tax, but only if such reduction in the Payments would result in the Participant retaining a larger amount, on an after-tax basis (including all federal, state, local, and other income taxes and the Excise Tax), than if the Participant received the entire amount of such Payments without such reduction. The Company (or its applicable Affiliate) shall reduce or eliminate the Payments in the following order: (1) the portion of the Payments that is attributable to any accelerated vesting of options to purchase Shares with a per Share exercise price greater than the Fair Market Value per Share on the Change in Control Date (“Underwater Options”), (2) cash payments that do not constitute deferred compensation (within the meaning of Section 409A), (3) equity-based awards other than Underwater Options, (4) welfare or in-kind benefits, and (5) cash payments that do constitute deferred compensation, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the Determination (as defined below). The determination of whether the Payments shall be reduced as provided in this Section 9(b) and the amount of such reduction shall be made at the Company’s expense by the Company’s accounting firm or tax firm (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Participant within 30 business days after the Participant’s Termination Date. Absent manifest error, such Determination shall be binding, final, and conclusive upon the Company and the Participant.

(c)	Section 409A of the Code.

(i)	It is intended that the provisions of this Plan comply with Section 409A, or an exemption thereunder, and all provisions of this Plan shall be construed and interpreted to the extent possible in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(ii)	No Participant nor any creditors or beneficiaries of any Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Plan or under any other plan, policy, arrangement, or agreement of or with the Company or any of its Affiliates (this Plan and such other plans, policies, arrangements, and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Participant to the Company or any of its Affiliates.

(iii)	For purposes of applying the provisions of Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. Each installment payment payable to a Participant under the Plan shall be deemed to be a “separate payment” and the right to a series of installment payments under the Plan is to be treated as a right to a series of “separate payments,” to the extent possible under and within the meaning of Treas. Reg. Section 1.409A-2(b)(iii) or any successor thereto.

(iv)	To the extent required by Section 409A, any amount payable under the Plan that constitutes “nonqualified deferred compensation” (within the meaning of Section 409A) subject to, and not exempt from, Section 409A, payable or provided to a Participant upon a termination of employment shall only be paid or provided to the Participant if such termination of employment is also a “separation from service” (within the meaning of Section 409A), and, for purposes of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If, at the time of a Participant’s separation from service, the Participant is a “specified employee” (within the meaning of Section 409A, and it is necessary to postpone the commencement of any Payments otherwise payable pursuant to this Plan as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following the Participant’s separation from service with the Company (as determined under Section 409A). If a Participant dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of such Participant’s estate within sixty (60) days after the date of such Participant’s death.

(v)	All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that: (i) any reimbursement is for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) the right to such in-kind benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Further, in the case of reimbursement payments, such payments shall be made to the Participant on or before the last day of the calendar year following the calendar year in which the underlying fee, cost, or expense is incurred. The Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Participant or for the Participant’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Participant harmless from any or all such taxes or penalties. Notwithstanding anything to the contrary herein, the Company makes no representations that the payments and benefits provided under this Plan are exempt from or comply with Section 409A.

SECTION 10. Miscellaneous.

(a)	Duration; Termination; Amendment; Modification. This Plan shall become effective upon the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”). The Board may amend or modify this Plan (including Exhibits A and B) at any time and for any reason. Notwithstanding the foregoing but subject to Section 7, following its effectiveness this Plan may not be (i) amended or modified in any manner that decreases the payments or benefits payable to any Participant or otherwise adversely affects any Participant’s economic rights, or (ii) terminated, in each case, without such Participant’s prior written consent; provided, however, that Section 5 of this Plan shall only be effective with respect to the first Change in Control that occurs following the Effective Date and the Participants shall not be entitled to any payments or benefits pursuant to Section 5 of this Plan with respect to any subsequent Change in Control.

(b)	No Waiver. The failure of a party to insist upon strict adherence to any term of this Plan on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Plan. No failure or delay by any party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)	Severability. If any term or provision of this Plan is invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Plan shall nonetheless remain in full force and effect.

(d)	Survival. The provisions of this Plan shall survive and remain binding and enforceable, notwithstanding the expiration or termination of the Protection Period or this Plan, the termination of a Participant’s employment with the Company or any of its Affiliates for any reason or any settlement of the financial rights and obligations arising from a Participant’s participation hereunder, to the extent necessary to preserve the intended benefits of such provisions.

(e)	Automatic Resignation from Positions Upon Termination. Upon any termination of a Participant’s employment with the Company or any of its Affiliates for any reason, except as may otherwise be requested by the Company in writing, such Participant shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions the Participant holds with the Company or any of its Affiliates (whether or not any payments or benefits are paid or provided in connection with such termination under this Plan), and such Participant shall promptly execute any documentation evidencing such resignation requested by the Company.

(f)	Disputes.

(i)	Except as otherwise specifically provided herein, and subject to a Participant’s exhaustion of remedies as described in Section 10(m) below, all disputes, controversies, and claims arising between the Company or any of its Affiliates and any Participant concerning the subject matter of this Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Plan. The location of the arbitration will be in Miami-Dade County, Florida, or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Delaware to the extent not pre-empted by federal law. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 10(f) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 10(f) shall preclude the Company or any of its Affiliates or any Participant from seeking temporary injunctive relief from any federal or state court located within Miami-Dade County, Florida in connection with or as a supplement to an arbitration hereunder.

(ii)	Without limiting the generality of Section 10(f)(i), to the extent permitted by applicable law, by participating in this Plan, each Participant irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Plan.

(g)	No Mitigation or Offset; Enforcement of this Plan. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against any Participant or others. In no event shall any Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and, except as otherwise expressly provided for in this Plan, such amounts shall not be reduced whether or not the Participant obtains other employment.

(h)	Relation to Other Plans. Nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, practice, policy, or program provided by the Company or any of its Affiliates for which the Participant may qualify, nor shall anything in this Plan limit or otherwise affect any rights the Participant may have under any contract or agreement with the Company or any of its Affiliates. Vested benefits and other amounts a Participant is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy, or program of, or any contract or agreement with, the Company or any of its Affiliates shall be payable in accordance with the terms of each such plan, practice, policy, program, contract, or agreement, as the case may be. Notwithstanding the foregoing provisions of this Section 10(h), the amounts payable under this Plan shall be paid in lieu of, and by participating in this Plan the Participant waives the right to receive, any cash severance payment or other payment or benefit payable in connection with a termination of employment similar to or duplicative of any payment or benefit described in this Plan that the Participant is otherwise eligible to receive upon termination of employment under any other severance plan, practice, policy, or program of the Company or any of its Affiliates.

(i)	Successors. This Plan shall bind any successor (a “Successor”) to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would have been obligated under this Plan if no such succession had taken place. In the case of any transaction in which a Successor would not, pursuant to the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would have been required to perform such obligations if no such succession had taken place. The term “Company”, as used in this Plan, shall mean the Company as hereinbefore defined and any Successor and any assignee to such business or assets that by reason hereof becomes bound by this Plan.

(j)	Recoupment. Notwithstanding any other provision of this Plan to the contrary, Participants will be subject to recoupment policies adopted by the Company, including any policy adopted pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the Shares may be listed.

(k)	No Right to Continued Service. Nothing contained in the Plan shall (i) confer upon any Participant any right to continue as an employee of the Company or any of its Affiliates, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company or any of its Affiliates to terminate a service relationship with any Participant, with or without cause.

(l)	Interpretation; Administration. Subject to Section 10(a) hereof, the Plan shall be interpreted, administered and operated by the Board, provided that the Board may delegate any of its duties hereunder to a subcommittee of the Board, or to one or more officers of the Company from time to time as it may designate, other than to any Participant in the Plan and subject to applicable law (the “Administrator”). The Administrator shall have complete authority, subject to the terms of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a severance-qualifying termination has occurred under the Plan) shall be final, conclusive and binding on all parties who have an interest in the Plan.

(m)	Claims Procedures.

(i)	Any Participant who does not receive a benefit under this Plan that he or she feels entitled to receive may file a written claim with the Administrator, explaining the reasons for such claim (such Participant, a “claimant”). The claimant will be informed of the Administrator’s decision with respect to the claim within ninety (90) days after it is filed. Under special circumstances, the Administrator may require an additional period of not more than ninety (90) days to review the claim. In such event, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Administrator’s request for information. If the claimant is not notified within the ninety (90) day (or, if applicable, extended) period, the claim shall be deemed denied. The Administrator shall have full discretion to deny or grant a claim in whole or in part.

(ii)	If a claim is denied (or deemed to be denied) in whole or in part, or any adverse benefit determination is made with respect to the claim, the claimant will be provided with a written notice setting forth the reason for the determination, along with specific references to Plan provisions on which the determination is based. This notice will also provide an explanation of what, if any, additional information is needed to evaluate the claim (and why such information is necessary), together with an explanation of the Plan’s claims review procedure for the appeal of such denial and the time limits applicable to such procedure, as well as a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(iii)	If the claim has been denied, or an adverse benefit determination has been made, the claimant may request that the Administrator review the denial. The request must be in writing, must be made within sixty (60) days after written notification of denial, and should explain the claimant’s disagreement with the denial or adverse benefit determination. In connection with this request, the claimant (or the claimant’s duly authorized representative) may (A) be provided, upon written request to the Administrator and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (B) submit to the Administrator written comments, documents, records, and other information related to the claim.

(iv)	The Administrator will make a final written decision on a claim review within sixty (60) days after receipt of a request for a review. Under special circumstances, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the claimant until the date on which the claimant responds to the Administrator’s request for information.

(v)	The Administrator’s decision on the claim for review will be communicated to the claimant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include (A) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based, (B) a statement that the claimant is entitled to receive, upon written request to the Administrator and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim and (C) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If the claimant is not notified within the sixty (60) day (or, if applicable, extended) period, the claim review shall be deemed denied. The decision of the Administrator is final and binding on all parties.

(vi)	Notwithstanding anything to the contrary in this Plan, no legal action for benefits under this Plan (including under Section 10(f)) may be brought until the claims procedures described in this Section 10(m) have been exhausted. Any such legal action for benefits under this Plan must be brought within twelve (12) months following the date that a claim review is denied by the Administrator (or deemed denied in accordance with the preceding paragraph).

(n)	Governing Law. This Plan shall be deemed to be made in the State of Florida, and, to the extent not preempted by ERISA, the validity, interpretation, construction and performance of this Plan in all respects shall be governed by the laws of the State of Florida without regard to its principles of conflicts of law.

(o)	Headings and References. The headings of this Plan are inserted for convenience only and neither constitute a part of this Plan nor affect in any way the meaning or interpretation of this Plan. When a reference in this Plan is made to a Section, such reference shall be to a Section of this Plan unless otherwise indicated.

(p)	Construction. For purposes of this Plan, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(q)	Notices. All notices or other communications required or permitted by this Plan will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	AerSale, Inc. Attn: Chief Executive Officer 121 Alhambra Plaza, Suite 1700 Coral Gables, Florida 33134

If to the Participant:	The Participant’s address as most recently supplied to the Company and set forth in the Company’s records or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(r)	Unfunded Plan. This Plan is not funded and has no assets. All benefits payable under this Plan shall be paid directly by the Company out of its general assets. The Company shall not be required to segregate on its books or otherwise any amount to be used for the payment of benefits under this Plan.

Adopted by the Board of Directors of [•], as of [•].

EXHIBIT B

CONFIDENTIAL SEPARATION AGREEMENT & GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT & GENERAL RELEASE (“Agreement”) is made and entered into by and between _________________, on behalf of himself, his agents, representatives, assignees, attorneys, heirs, executors, and administrators (collectively “Employee”), and AerSale Corporation, a Delaware corporation (hereinafter the “Company”). Employee and Company are collectively referred to herein as the “Parties.”

I.	RECITALS

Employee is currently employed by Company as ______________.

Employee and Company agree that Employee’s employment with Company will end on _______________ (the “Separation Date”);

Employee acknowledges that from and after the Separation Date, Employee has no authority to, and shall not, represent himself as an employee or agent of Company;

Employee represents and warrants that he does not have any claims or charges pending against the Company with any court, tribunal or administrative agency;

Employee and Company desire to enter into this Agreement related to Employee’s separation from Company; and

Nothing within this Agreement shall constitute an admission of any liability or wrongdoing by Company, which expressly denies any liability or wrongdoing.

II.	GENERAL PROVISIONS

The Parties hereby agree as follows:

A.	Recitals

The Recitals contained in Section I are incorporated herein and made a part hereof.

B.	Release and Discharge by Employee

1.            In consideration of the payment called for herein and other good and valuable consideration, the receipt of which is acknowledged, Employee hereby completely releases and forever discharges Company, its successors, agents, assigns, parent companies, and their divisions, subsidiaries, affiliates, related business entities, and co-employers, and their present and former officers, directors, agents, employees, predecessors, successors, assigns, and all representatives of any of the foregoing, and all other persons, firms or corporations with whom any of the former have been, are now or may hereafter be affiliated (herein the “Released Parties”), from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, punitive damages, attorneys’ fees, costs, expenses and compensation of any nature whatsoever, including but not limited to, all claims for violation of the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et. seq., the Florida Civil Rights Act of 1992, Florida Statutes § 760.01 et. seq., the Americans with Disabilities Act, Florida’s Whistleblower Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Worker Adjustment Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Pregnancy Discrimination Act of 1978, and any other federal, state or local human or civil rights statutes, laws, rules and/or regulations, or public policy, or any other action (including all common law or equitable causes of action) arising on or prior to the date this Agreement is executed by the Parties which now has accrued, or have otherwise been acquired against Company. Employee’s foregoing release of claims is referred to in this Agreement as the “Release.”

2.            Employee affirms that he has not filed or caused to be filed, and is not presently a party to, any claim, complaint, or action against any Released Party in any forum or form and that he knows of no facts that may lead to any such claim, complaint, or action being filed against any Released Party by Employee or by any agency or group. Employee and Company acknowledge and agree that nothing in this Agreement limits, or in any way affects, Employee’s ability to pursue a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or any related state or local agency. Additionally, Employee and Company acknowledge and agree that nothing in this Agreement is intended to or shall interfere with the Employee’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing discrimination or other applicable laws, nor shall this Agreement prohibit Employee from cooperating with any such agency in its investigation. Notwithstanding the foregoing, Employee hereby waives any right he may otherwise have to recover money damages related to any charge, complaint or lawsuit filed by Employee or anyone else, including but not limited to the EEOC, or any related state or local agency, on Employee’s behalf.

C.	Payment and Other Consideration

1.            Separation Benefits. In consideration of the releases and promises set forth in this Agreement, Company shall pay or provide Employee with the following severance payments and benefits in accordance with Section ___ of the Company’s Severance Plan (as amended from time to time, the “Severance Plan”): [insert payments and benefits] (the “Separation Benefits”). An IRS Form W-2 will be issued to Employee related to the Separation Benefits.

2.            Subject to this Agreement becoming fully effective and irrevocable in accordance with Section R and Employee’s continued compliance with Employee’s obligations under Section 7 of the Severance Plan, the Separation Benefits will be paid or provided in accordance with the schedule set forth in Section ____ of the Severance Plan.

3.            Employee acknowledges that the Separation Benefits to be provided under the terms of this Agreement is for and in consideration of the promises made by Employee herein, and that this Agreement provides Employee with compensation to which Employee would not otherwise be entitled in absence of this Agreement.

D.	Non-Disparagement

Employee agrees that he shall not, directly or indirectly, take or attempt to take any of the following actions: disparage, defame or make derogatory or negative statements to any person or entity regarding Company, the Released Parties or any officers, employees or agents of Company or the Released Parties.

E.	Nondisclosure of Confidential Information and Return of Company Property

1.            Definition of Confidential Information. Employee acknowledges that during his employment with Company he became aware and knowledgeable of highly sensitive, confidential, restricted, and proprietary information involving Confidential Information (as hereinafter defined) of Company, Released Parties and their business. For the purposes of this Agreement, “Confidential Information” shall include, but not be limited to: (i) any and all trade secrets, knowledge, data, specifications, processes, know how, inventions, designs, formulae, improvements, developmental or experimental work, databases, and any other confidential or proprietary information relating to current or potential products and/or services of Company or the Released Parties, whether or not patentable or copyrightable; (ii) Company’s or the Released Parties’ customer lists, pricing methodology and/ or structure, and any and all other nonpublic, confidential or proprietary information regarding Company or any the Released Parties’ business, operations, affairs or financial condition, including but not limited to, production methods, grafting methods, box and bag manufacture, marketing strategies, market test data, market research data, plans, financial information, operational information, customer relationships or potential customer relationships, customer profiles, sales estimates, business plans and internal performance results; (iii) any and all documents, inventions, notebooks, reports, drawings, diagrams, specifications, bills and other tangible or intangible manifestations of the foregoing which now exist or are later created; and (iv) any and all other information that is advised, orally or in writing, by Company or the Released Parties as being confidential or privileged. Confidential Information shall not include any information available in the public domain prior to the date of this Agreement.

2.            Employee will Keep Confidential Information Confidential. Employee agrees to keep strictly confidential all Confidential Information. Employee shall not reproduce or transfer the Confidential Information or disclose or allow access to the Confidential Information to any person. All Confidential Information is and shall remain the sole and exclusive property of Company and, as applicable, the Released Parties. All written documentation and tangible copies in whatever form containing Confidential Information, including but not limited to correspondence, written notes, photographs, or memoranda shall be immediately returned to Company, and Employee acknowledges and agrees that any such written documentation and tangible copies shall be and remain the sole and exclusive property of the Company.

3.            Third Party Request for Disclosure of Confidential Information. In the event that Employee is requested or required by applicable law, regulation, requests for information or documents, subpoena, civil investigative demand, court or governmental order, or similar process, to disclose any Confidential Information, it is agreed that, to the extent the Employee is legally permitted to do so, he shall provide Company with prompt notice of such event so that it may seek any legally available protective measure to the extent applicable and appropriate, as Company deems necessary.

4.            Certain Specific Acknowledgements. In addition, notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit Employee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures or receiving an award for information provided to any governmental agency or entity, in each case that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Employee has made any such reports or disclosures.

5.            Duration. The obligations of confidentiality under this Section II.E shall survive forever.

F.	Confidentiality/Nondisclosure of this Agreement

1.            Employee acknowledges that the confidentiality and non-disclosure of all terms and conditions of this Agreement is an integral part of the agreement to pay severance benefits to Employee and was a material inducement for Company to enter into this Agreement.

2.            Employee agrees that Employee will maintain the terms of this Agreement in complete confidentiality. Employee shall make no comments, to any person or entity, including but not limited to the media, friends, co-workers, or former co-workers from Company regarding the Agreement, including the Separation Benefits. For purposes of this Agreement, the word “comments” includes any form of communication, whether oral, written, electronic or otherwise. Employee acknowledges that these nondisclosure provisions are an integral part of this Agreement. Employee may disclose the terms of this Agreement to Employee’s spouse, attorneys and tax preparer/accountants provided that such disclosure to the attorneys and tax preparer/accountants is made for the purposes of the attorneys and tax preparer/accountants providing legal and/or tax advice and provided that Employee’s spouse, Employee’s attorneys and tax preparer/accountants agree to be bound by this confidentiality section. Employee, if required by a Court order or subpoena, or as otherwise permitted by law, may disclose the terms of this Agreement without breaching these confidentiality provisions provided that in the event a demand is made upon Employee for the disclosure of the terms of the Agreement, Employee shall, within 48 hours immediately provide to Robyn Mandel, Sr. VP Legal & General Counsel, AerSale Corporation, 121 Alhambra Plaza Suite 1700, Coral Gables, FL 33134, a copy of the demand, so that counsel for Company may have sufficient time to seek any necessary orders, including a protective order, or to otherwise participate in the tribunal’s determination of the issue. Notwithstanding the foregoing, Employee acknowledges and agrees that Company may disclose this Agreement, and/or its existence, terms, and conditions, in accordance with the requirements of any U.S. federal securities laws or regulations, the rules of any applicable exchange on which securities of the Company are traded, and any other applicable law.

G.	Continuing Restrictive Covenants

Notwithstanding the foregoing non-disparagement and confidentiality covenants, Employee expressly acknowledges and agrees that the terms and provisions contained in Section 7 of the Severance Plan (and any Similar Covenants, as defined in the Plan) remain in full force and effect in accordance with their terms.

H.	Waiver of Reemployment

Employee agrees that by executing this Agreement, Employee waives and releases forever any right or rights Employee might have to seek or obtain employment, reemployment, or reinstatement with Company or the Released Parties. Employee’s execution of this Agreement is good cause for Company and/or Released Parties to reject Employee’s employment application in the future or, in the event Employee is inadvertently hired, to terminate Employee’s employment.

I.	Cooperation

Employee agrees that he will cooperate with Company as a witness in all matters about which Employee has knowledge as a result of Employee’s employment with the Company, or any of the Released Parties, and in which Employee’s testimony or knowledge is requested by the Company. For example, if the Company is involved in any litigation or investigation, the Employee agrees to make himself available at a reasonable time and place to be interviewed by Company counsel regarding the litigation or investigation.

J.	Warranty of Capacity to Execute Agreement

Employee represents and warrants that no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Agreement; that Employee has the sole and exclusive right to receive sums specified in it; that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement; and that Employee has the mental capacity to understand and execute the terms and conditions of the Agreement.

K.	Disclaimer of Liability

Employee agrees to indemnify and hold harmless Company and the Released Parties from any and all claims or liens presently existing against the Separation Benefits hereby by any person, entity or corporation, as well as any attorneys’ fees and costs incurred in representation of Company or the Released Parties in litigation concerning any claims or liens, including but not limited to any claims or liens for attorneys’ fees and costs.

L.	Entire Agreement & Successors In Interest

Employee agrees that this Agreement, together with Sections 7 through 10 of the Severance Plan (which survive in full force and effect in accordance with their terms), contains the entire agreement between Employee and Company with respect to the matters set forth in it and shall be binding upon and inure to the benefit of Employee’s executors, administrators, personal representatives, heirs, successors and assigns. There are no other understandings or agreements, verbal or otherwise, in relation thereto between the parties, except as herein expressly set forth. There have been no representations not set forth herein that Employee has relied upon when entering into this Agreement. Employee agrees that should any provision of this Agreement require interpretation or construction that all parties have participated in the drafting of this document and no presumption regarding construing the document against one party shall apply.

M.	Severability

If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

N.	Governing Law

This Agreement is entered into in the State of Florida and shall be construed and interpreted in accordance with its laws. The parties agree that the proper and appropriate venue for any action arising from this Agreement shall be any court of competent jurisdiction in the State of Florida.

O.	Acknowledgement of Voluntariness

Employee warrants and represents that Employee has been advised to seek and has sought the advice of attorneys of Employee’s choice in connection with Employee’s decision whether to accept the benefits that have been offered to Employee under this Agreement (including the Release), and has reviewed this Agreement (including the Release) with advisors of Employee’s choice, that Employee has read and understands this Agreement (including the Release), and that Employee has signed this Agreement (including the Release) freely and voluntarily, without duress, coercion or undue influence and with full and free understanding of its terms.

P.	Additional Documents

Employee agrees to cooperate fully, and execute any and all supplementary documents, and take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

Q.	Tax Consequences

Employee specifically warrants, represents, and agrees to be solely responsible for any tax liability under any applicable federal, state, or other laws in connection with the payments made under Section II.C. herein, and that Employee has conferred with counsel concerning tax issues arising from any payment received in accordance with this Agreement. Employee assumes any and all tax consequences arising from any payment made in accordance with the terms of this Agreement and agrees to indemnify Company for any liability arising from any payment received in accordance with this Agreement. Any change, modification, or alteration in tax rulings, regulations, or laws dealing with the taxability of said payments as those provided for herein shall have no effect upon this Agreement and Release of all claims which is full and final upon execution and performance.

R.	Acknowledgement of Voluntariness and Opportunity for Review and Revocation

1.            Employee acknowledges that (a) Employee knowingly and voluntarily enters into this Agreement with the purpose of waiving any right and releasing any claims under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq.; (b) Employee was given a period of up to [twenty-one (21)][forty-five (45)] days within which to review and consider this Agreement; (c) Employee understood Employee could use as much of said [21][45]-day period as Employee desired; (d) Employee was encouraged by Company to consult with a lawyer, at Employee’s own expense; (e) if Employee decided not to use the [21][45]-day period, Employee is signing this Agreement voluntarily and of Employee’s own free will; and (f) this Agreement is not final and binding until the seven-day period of revocation, described in the following sentences of this Section of the Agreement, has expired. Employee understands that Company would not have given Employee the special payments or benefits Employee is getting in exchange for this Agreement but for Employee’s promises and representations Employee is making by signing it.

2.            Employee acknowledges that Employee may revoke Employee’s waiver of the rights and release of any ADEA (age discrimination) claims covered by this Agreement, by delivering written notice of Employee’s revocation to Robyn Mandel, Sr. VP Legal & General Counsel, AerSale Corporation, 121 Alhambra Plaza, Suite 1700, Coral Gables, Fl 33146, no later than the close of business on the seventh (7th) calendar day after the date on which Employee signed this Agreement. If the Agreement is revoked in a timely manner, this Agreement shall not be effective, and Employee shall not receive the Separation Benefits as described in Section II.C. herein.

S.	Effectiveness

This Agreement shall become effective following execution by all the Parties. The Agreement may be executed in counterparts, and facsimile or .pdf copies or images of the signature pages shall be deemed effective as if it were an original.

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EMPLOYEE:

By:

Print Name:

Date:

COMPANY:

AerSale Corporation

By:

Print Name:

Title:

Date: